Exhibit 99.1

Thursday, June 19, 2003, 4:08 pm Eastern Time

Contact:	Anthony D. Borzillo Holiday RV Superstores, Inc. 954.522.9903

Source:	Holiday RV Superstores, Inc.

Holiday RV Superstores, Inc. Issues 15,000,000 Shares to it Majority
Stockholder and Primary Lender Upon Conversions of Debt

FT.     LAUDERDALE, FL., June 19, 2003 – Holiday RV Superstores, Inc. (Nasdaq: RVEE.PK) announced today that on June 12, 2003, in accordance with its Board of Directors resolution adopted on June 6, 2003, the Company issued 15,000,000 shares of the Company’s common stock to its majority stockholder and senior lender, Stephen Adams and his affiliates (referred to herein as “Adams”). The shares of the Company’s common stock were issued pursuant to Adams’ request that the Company convert $150,000 in principal and $150,000 in accrued but unpaid interest owing under an outstanding convertible promissory note (the “Note”) due from the Company, which was executed on March 20, 2002 and ratified by the Company’s stockholders at the Company’s annual stockholders’ meeting which was held in June 2002. The conversion price was $0.02 per share, which was the quoted trading price per share on February 26, 2003, the date immediately preceding the date on which the notice to convert was given to the Company and which under the terms of the Note and related loan documents determines the conversion price. Upon the issuance of the shares of the Company’s common stock to Adams, Adams’ ownership of the Company’s common stock increased from approximately 71 percent to more than 90 percent. With the increase of Adams’ ownership interest to over 90 percent, Adams would now be able to effect a “short form” merger in which the shares of common stock not owned by Adams could be acquired in exchange for consideration solely determined by Adams (subject only to dissenters’ appraisal rights under Delaware corporate law) at Adams’ discretion.

About Holiday RV Superstores

Holiday RV operates retail stores in Florida, Kentucky and West Virginia. Holiday RV Superstores, the nation’s only publicly traded national retailer of recreational vehicles and boats, sells, services and finances recreational vehicle and boat brands.

The private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for certain forward-looking statements. The statements contained in this news release that are not historical facts are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance these expectations and beliefs about future events are accurate. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors. These factors include the following: the fact that our auditors have expressed doubt concerning our ability to continue as a going concern; our need to continue to have access to floor plan financing for inventory, which may become unavailable to us; our ability to close any more sales of units in the private placement; less-than-expected consumer demand for our products; pricing pressures; and other competitive factors. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the ongoing risks and uncertainties of the Company’s business, please see our filings with the Securities and Exchange Commission.

###

Corporate Headquarters
200 East Broward Boulevard, Suite 920 o Ft Lauderdale Florida 33301
Telephone: (954) 522-9903 o Facsimile (954) 522-9906 o www.RecUSA.com